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                                                                      Exhibit 11


                         SIDLEY AUSTIN BROWN & WOOD LLP
                                875 THIRD AVENUE
                                NEW YORK, N.Y. 10022
                             TELEPHONE: 212-906-2000
                             FACSIMILE: 212-906-2021


                                                 January 11, 2002


Merrill Lynch Municipal Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

      We have acted as special Maryland counsel for Merrill Lynch Municipal Bond Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Limited Maturity Portfolio of the Fund (the "Limited Maturity Portfolio") of substantially all of the assets, and the proposed assumption by the Limited Maturity Portfolio of substantially all of the liabilities, of Merrill Lynch Florida Limited Maturity Municipal Bond Fund (the "Florida Fund"), a series of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust ("Limited Maturity Trust"), and the simultaneous distribution to the Florida Fund of newly-issued shares of common stock of the Limited Maturity Portfolio having an aggregate net asset value equal to the net assets of the Florida Fund acquired by the Limited Maturity Portfolio reduced by the amount of liabilities of the Florida Fund assumed by the Limited Maturity Portfolio (the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

      As special Maryland counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Limited Maturity Trust (the "Agreement and Plan") as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Limited Maturity Portfolio.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                        Very truly yours,

                                        /S/ Sidley Austin Brown & Wood LLP